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                                                                     Exhibit 2.2

                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (this "AGREEMENT") is made and entered into as of January 29, 1999 (the "EFFECTIVE DATE"), by and among Rosetta Inpharmatics, Inc., a Delaware corporation ("ROSETTA"), Rosetta Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Rosetta ("MERGER SUB"), and Acacia Biosciences, Inc., a Delaware corporation ("ACACIA").

                                    RECITALS

      A. The respective boards of directors of Rosetta, Merger Sub and Acacia, and Rosetta, as sole stockholder of Merger Sub, have approved the merger of Merger Sub with and into Acacia (the "MERGER"), pursuant to which (1) each issued and outstanding share of common stock, One-Tenth of One Cent ($0.001) par value per share, of Acacia (the "ACACIA COMMON STOCK") will be converted into the right to receive common stock, One-Tenth of One Cent ($0.001) par value per share, of Rosetta (the "ROSETTA COMMON STOCK"), (2) each issued and outstanding share of preferred stock, One-Tenth of One Cent ($0.001) par value per share, of Acacia (the "ACACIA PREFERRED STOCK" and together with Acacia Common Stock, the "ACACIA CAPITAL STOCK") will be converted into the right to receive Series B Preferred Stock, One-Tenth of One Cent ($0.001) par value per share, of Rosetta (the "ROSETTA SERIES B PREFERRED STOCK"), (3) each outstanding option to purchase shares of Acacia Capital Stock, to the extent vested as of the Effective Date (the "VESTED ACACIA OPTIONS"), will be canceled and Rosetta will grant each holder of such Vested Acacia Options options to purchase shares of Rosetta Common Stock, (4) each outstanding option to purchase shares of Acacia Capital Stock, to the extent unvested as of the Effective Date (the "UNVESTED ACACIA OPTIONS," and together with the Vested Acacia Options, the "ACACIA OPTIONS"), will be canceled and Rosetta will grant each holder of such Unvested Acacia Options options to purchase shares of Rosetta Common Stock, (5) Rosetta will assume each outstanding warrant to acquire shares of Acacia Capital Stock outstanding immediately prior to the Effective Time (as defined in Section 1.2 below) (collectively, the "ACACIA WARRANTS" and together with the Acacia Capital Stock and the Acacia Options, the "ACACIA SECURITIES") which will thereafter be deemed to be a warrant to purchase shares of Rosetta Common Stock or Rosetta Series B Preferred Stock, as applicable (collectively, the "ROSETTA WARRANTS") and (6) Acacia will survive the Merger and become a wholly-owned subsidiary of Rosetta, in each case according to the terms and conditions, but subject to the limitations, set forth in this Agreement.

      B. Each of Rosetta and Acacia has agreed, subject to the provisions of this Agreement, to recommend that its stockholders adopt and approve this Agreement and approve the Merger.

      C. Concurrently with the execution of this Agreement, and as a condition and inducement to Rosetta's willingness to enter into this Agreement, certain affiliates of Acacia have entered into Voting Agreements substantially in the form attached hereto as EXHIBIT A (the "ACACIA VOTING AGREEMENTS").


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      D. The parties to this Agreement intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, (the "CODE"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

      E. The parties to this Agreement desire to set forth herein certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

                                    AGREEMENT

      NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1.    THE MERGER.

            1.1 THE MERGER. At the Effective Time and upon the terms and conditions, but subject to the limitations, set forth in this Agreement, the Certificate of Merger attached hereto as EXHIBIT B (the "CERTIFICATE OF MERGER") and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Merger Sub shall be merged with and into Acacia, the separate corporate existence of Merger Sub shall cease and Acacia shall continue as the surviving corporation of the Merger. Acacia as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

            1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated in this Agreement (the "CLOSING") shall take place as soon as practicable, (and in no event later than five (5) business days after the satisfaction or waiver of each of the conditions set forth in Section 5 below or at such other time as the parties agree (the "CLOSING DATE"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "EFFECTIVE TIME"). The Closing shall take place at the offices of Venture Law Group, 4750 Carillon Point, Kirkland, Washington, or at such other location as the parties agree in writing.

            1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Acacia and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Acacia and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.


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            1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

                  (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation.

                  (b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

            1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Acacia or any of their respective stockholders, the following shall occur at the Effective Time:

                  (a) CONVERSION OF ACACIA CAPITAL STOCK; EXCHANGE RATIOS. Subject to Section 1.7(b) and Section 8.2 hereof, each share of Acacia Common Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and as of the Effective Time, automatically and without further action on the part of any holder thereof, be converted into such fraction of a fully paid and nonassessable share of Rosetta Common Stock as is equal to the Common Exchange Ratio (as defined below). Subject to Section 1.7(b) and 8.2 hereof, each share of Acacia Preferred Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and as of the Effective Time, automatically and without further action on the part of any holder thereof, be converted into such fraction of a fully paid and nonassessable share of Rosetta Series B Preferred Stock as is equal to the Preferred Exchange Ratio (as defined below). For purposes of this Agreement, the "COMMON EXCHANGE RATIO" for the conversion of the Acacia Common Stock to Rosetta Common Stock will be a fraction, the numerator of which is two million two hundred ninety-two thousand seven hundred eighty-five (2,292,785) (less any shares issuable upon exercise of any Acacia Common Stock warrants outstanding as of the Effective Time) and the denominator of which is thirteen million sixty-nine thousand six hundred sixteen (13,069,616) (less any shares issuable upon exercise of any Acacia Common Stock warrants outstanding as of the Effective Time). For purposes of this Agreement, the "PREFERRED EXCHANGE RATIO" for the conversion of the Acacia Preferred Stock to Rosetta Series B Preferred Stock will be a fraction, the numerator of which is one million five hundred twenty-seven thousand two hundred fifty-three (1,527,253) (less any shares issuable upon the exercise of any Acacia Preferred Stock warrants outstanding as of the Effective Time) and the denominator of which is eight million six hundred twenty-five thousand nine hundred


                                     - 3 -
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two (8,625,902) (less any shares issuable upon exercise of any Acacia Preferred
Stock warrants outstanding as of the Effective Time).

                  (b) CANCELLATION OF ACACIA CAPITAL STOCK OWNED BY ROSETTA OR ACACIA. At the Effective Time, all shares of Acacia Capital Stock that are owned by Acacia as treasury stock, and each share of Acacia Capital Stock owned by Rosetta or any direct or indirect wholly-owned subsidiary of Rosetta or of Acacia immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

                  (c) ACACIA STOCK OPTIONS AND WARRANTS.


                        (i) (A) All exercisable Acacia Options issued and outstanding under the Acacia 1996 Equity Incentive Plan (the "ACACIA OPTION PLAN") and options to purchase shares of Acacia Common Stock granted outside of the Acacia Option Plan (whether or not performance-based) to the extent vested ("VESTED ACACIA OPTIONS") shall be canceled, and in exchange (subject to Section
8.2 hereof) Rosetta will grant to each holder of such Vested Acacia Options that number of fully vested options under the Rosetta 1997 Stock Plan (the "ROSETTA STOCK OPTION PLAN") equal to the product of (x) a fraction, the numerator of which is the aggregate number of Vested Acacia Options held by such holder and the denominator of which is the aggregate number of Vested Acacia Options held by all such holders and (y) three hundred eight-three thousand nine hundred sixty-nine (383,969), in replacement thereof (the "VESTED REPLACEMENT OPTIONS"); PROVIDED, HOWEVER, that the aggregate number of shares of Rosetta Common Stock issuable upon exercise of such Vested Replacement Options shall not exceed three hundred eighty-three thousand nine hundred sixty-nine (383,969) (the "VESTED OPTION LIMIT"), and if such aggregate number is in excess of the Vested Option Limit, then the number of Vested Replacement Options to be so issued under the Rosetta Stock Option Plan shall be reduced pro rata (according to the number of Vested Acacia Options held by such holders) among holders of Vested Acacia Options. SCHEDULE 1.6(C)(I)(A) attached hereto sets forth a true and complete list as of the date of this Agreement of all holders of Vested Acacia Options, including the number of shares of Acacia Common Stock subject to each Vested Acacia Option, and the number of Vested Replacement Options to be granted by Rosetta to each such holder in exchange for the cancellation of such Vested Acacia Options held by such holder pursuant to this Section 1.6(c)(i)(A). All Vested Replacement Options shall have an exercise price of Forty Cents ($0.40) per share and shall otherwise be subject to the terms and conditions of the Rosetta Stock Option Plan and grants thereunder. The parties hereby acknowledge and agree that for purposes of calculating the extent of vesting of Vested Acacia Options, any employee of Acacia subject to cliff vesting shall be credited with vesting on a monthly basis for the period such employee was actually employed by Acacia.

                                    (B) All Acacia Options issued and
outstanding under the Acacia Option Plan and options to purchase shares of Acacia Common Stock granted outside of the Acacia Option Plan (whether or not performance-based) to the extent unvested (the "UNVESTED ACACIA OPTIONS," and together with the Vested Acacia Options, the "ACACIA OPTIONS") shall be canceled, and Rosetta will grant certain holders of Unvested Acacia Options that number of options under the Rosetta Stock Option Plan set forth on Schedule 1.6(c)(i)(B) hereto in


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replacement thereof (the "UNVESTED REPLACEMENT OPTIONS"). SCHEDULE 1.6(C)(I)(B)
hereto sets forth a true and complete list as of the date of this Agreement of all holders of Unvested Acacia Options, including the number of shares of Acacia Capital Stock subject to each such Unvested Acacia Option and the number of Options. Except as otherwise contemplated in this Agreement, all Unvested Replacement Options shall have an exercise price of Forty Cents ($0.40) per share, a four (4)year vesting period commencing on the Closing Date and shall otherwise be subject to the terms and conditions of the Rosetta Stock Option Plan and grants thereunder. The parties hereby acknowledge and agree that for purposes of calculating the extent of vesting of Unvested Acacia Options, any employee of Acacia subject to cliff vesting shall be credited with vesting on a monthly basis for the period such employee was actually employed by Acacia.

                                    (C) Except as set forth in the Acacia
Schedules (as defined in Section 2 below), Acacia has not taken any action that would result in the accelerated vesting, exercisability or payment of any Acacia Options as a consequence of the execution of, or consummation of the transactions contemplated in, this Agreement. Consistent with the terms of the Acacia Option Plan and the documents governing the outstanding options under such Acacia Option Plan, the Merger will not terminate any of the outstanding Acacia Options or accelerate the vesting, exercisability or payment of such Acacia Options or the Vested Replacement Options or Unvested Replacement Options. Rather, all Acacia Options will be canceled immediately prior to the Effective Time, and Rosetta will grant, as of the Effective Time, to the holders of such canceled Acacia Options the Vested Replacement Options and Unvested Replacement Options, as applicable, as set forth above.

                                    (D) It is the intention of the parties that
the Vested Replacement Options and the Unvested Replacement Options granted by Rosetta immediately following the Effective Time in exchange for the cancellation of the Vested Acacia Options and Unvested Acacia Options, respectively, qualify as (i) incentive stock options as defined in Section 422 of the Code to the extent such Vested Acacia Options and Unvested Acacia Options, as the case may be, qualified as incentive stock options prior to the Effective Time or (ii) nonstatutory stock options to the extent such Vested Acacia Options and Unvested Acacia Options, as the case may be, were nonstatutory stock options prior to the Effective Time. As soon as practicable after the Effective Time, Rosetta will issue to each person who, immediately prior to the Effective Time was a holder of an Acacia Option under the Acacia Option Plan, a written document evidencing the granting by Rosetta of a Vested Replacement Option or an Unvested Replacement Option, as applicable.

                              (ii) ACACIA WARRANTS. Each Acacia Warrant that is
outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of any holder, be assumed by Rosetta at the Effective Time and be converted into a Rosetta Warrant. The terms and conditions of such Rosetta Warrants will remain the same as those set forth in the respective warrant agreements of the Acacia Warrants, except that: (A) each such Rosetta Warrant shall be exercisable for the number of shares of Rosetta Common Stock or Rosetta Series B Preferred Stock, as applicable, subject to such Acacia Warrant immediately prior to the Effective Time multiplied by the appropriate Common Exchange Ratio or Preferred Exchange Ratio, as applicable (with the resulting number of shares

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of Rosetta Common Stock rounded up to the nearest whole number), and (B) the per share exercise price shall be an amount equal to the per share exercise price of the Acacia Warrant immediately prior to the Effective Time divided by the Common Exchange Ratio or Preferred Exchange Ratio, as applicable (with the resulting amount rounded up to the nearest whole cent). No fractional shares of Rosetta Common Stock or Rosetta Series B Preferred Stock shall be issued in connection with the Rosetta Warrants, but in lieu thereof, holders of Rosetta Warrants that would otherwise be entitled to receive a fraction of a share of Rosetta Common Stock or Rosetta Series B Preferred Stock, as applicable, will receive from Rosetta, promptly after the Effective Time, an amount of cash equal to Forty Cents ($0.40) for Rosetta Common Stock and Four Dollars ($4.00) for Rosetta Series B Preferred Stock multiplied by the fraction of a share of Rosetta Common Stock or Rosetta Series B Preferred Stock, as applicable, to which such holder would otherwise be entitled.


                  (d) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of Common Stock of Merger Sub ("MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (e) DISSENTERS' RIGHTS. Any Dissenting Shares (as defined under Delaware Law) shall not be converted into Rosetta Common Stock or Rosetta Series B Preferred Stock, as applicable, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Acacia agrees that, except with the prior written consent of Rosetta, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Acacia Capital Stock shall receive payment therefor (but only after such value shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Rosetta shall issue and deliver, upon surrender by such holder of certificate or certificates representing shares of Acacia Capital Stock, the number of shares of Rosetta Common Stock or Rosetta Series B Preferred Stock, as applicable, to which such holder would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the number of shares allocable to such holder that have been deposited in the Escrow Fund (as defined in Section 1.7(b) below) in respect of such shares of Rosetta Common Stock or Rosetta Series B Preferred Stock, as applicable, pursuant to Section 8 below.

                  (f) FRACTIONAL SHARES. No fraction of a share of Rosetta Common Stock or Rosetta Series B Preferred Stock, as applicable, will be issued, but in lieu thereof each holder of shares of Acacia Capital Stock who would otherwise be entitled to a fraction of a share of Rosetta Common Stock or Rosetta Series B Preferred Stock (after aggregating all fractional shares of Rosetta Common Stock or Rosetta Series B Preferred Stock to be received by such holder) shall receive from Rosetta an amount of cash (rounded to the nearest whole cent) equal to

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the product of such fraction and Forty Cents ($0.40) for Rosetta Common Stock and Four Dollars ($4.00) for Rosetta Series B Preferred Stock.

                  (g) TRADE ACCOUNTS PAYABLE ADJUSTMENT. Acacia has delivered to Rosetta a schedule of trade accounts payable as of December 31, 1998, certified by the President of Acacia to have been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently with Acacia's past practices (the "INITIAL ACCOUNTS PAYABLE SCHEDULE"). On the Closing Date (but prior to the Effective Time), Acacia will deliver to Rosetta (i) a balance sheet for Acacia dated as of December 31, 1998 (the "ACACIA BALANCE SHEET") and (ii) schedule of cash on hand and the trade accounts payable as of the Effective Time, in each case certified by the President of Acacia to have been prepared in accordance with GAAP consistently applied with Acacia's past practices including the preparation of the Initial Accounts Payable Schedule (the "FINAL ACCOUNTS PAYABLE SCHEDULE"). To the extent, if at all, the aggregate amount of trade accounts payable, net of cash on hand, set forth on the Final Accounts Payable Schedule (the "FINAL ACCOUNTS PAYABLE BALANCE") is less than Two Hundred Fifty Thousand Dollars ($250,000), Rosetta will issue one (1) additional share of Rosetta Common Stock for each whole increment of Four Dollars ($4.00) that the Final Accounts Payable Balance is less than Two Hundred Fifty Thousand Dollars to be distributed pro rata to the holders of Acacia Common Stock and Acacia Preferred Stock according to the Common Exchange Ratio or the Preferred Exchange Ratio, as appropriate (the "ACCOUNTS PAYABLE SHARES"). For example, if (i) the Final Accounts Payable Balance equals One Hundred Fifty Thousand Dollars ($150,000), fifteen thousand and five (15,005) Accounts Payable Shares would be distributed to holders of Acacia Common Stock and nine thousand nine hundred ninety-five (9,995) Accounts Payable Shares would be distributed to holders of Acacia Preferred Stock but if (ii) the final Account Payable Balance is Two Hundred Fifty Thousand Dollars or more Rosetta will issue no Accounts Payable Shares. If Rosetta disagrees with the calculation of the Acacia Balance Sheet, Initial Accounts Payable Schedule, the Final Accounts Payable Balance, the Final Accounts Payable Schedule or the Initial Accounts Payable Schedule, Rosetta may, within fifteen (15) days of the delivery of the final Accounts Payable Schedule, deliver a written notice to Acacia setting forth with reasonable specificity the nature of its disagreement. If a notice of disagreement shall be delivered by Rosetta to Acacia, Rosetta and Acacia will, during the fifteen (15) days following such delivery, use their respective best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Final Accounts Payable Balance. If, during such period, Rosetta and Acacia are unable to reach such agreement, they shall promptly (and in any event within ten (10) business days of the expiration of such fifteen (15) day period) thereafter cause an independent accounting firm of internationally recognized standing reasonably satisfactory to Rosetta and Acacia (which shall not have any material relationship with any such entities or any of their Affiliates (the "ACCOUNTANTS")), to review this Agreement, the Initial Accounts Payable Schedule and the Final Accounts Payable Schedule and the disputed items or amounts for the purpose of calculating the Final Accounts Payable Balance. Acacia shall provide all detailed documentation necessary to support the computation underlying Acacia's calculation of the Final Accounts Payable Balance. The Accountants shall deliver to all parties, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon all parties. The cost of such review and report shall be borne
(i) by Rosetta, if the difference between the Accountants' calculation of Final Accounts Payable Balance and Rosetta's calculation of the Final Accounts Payable Balance delivered to Acacia is greater than the difference between the Accountants' calculation of Final Accounts Payable

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Balance and Acacia's calculation of the Final Accounts Payable Balance delivered to Rosetta, (ii) by the former Acacia stockholders (out of the Escrow Fund) if the first such difference in the immediately preceding clause (i) is less than the second such difference in the immediately preceding clause (i), and (iii) otherwise equally by Rosetta, on the one hand and by the former Acacia stockholders (out of the Escrow Fund), on the other hand. Acacia agrees that it will, and agree to cause its independent accountants to, cooperate and assist in the Accountants' review of the Initial Accounts Payable Schedule and the Final Accounts Payable Schedule, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

                  (h) ADJUSTMENTS. The Common Exchange Ratio and the Preferred Exchange Ratio, respectively, shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Rosetta Common Stock or Acacia Capital Stock), reorganization, recapitalization or other like change with respect to Rosetta Common Stock or Acacia Capital Stock occurring after the date of this Agreement and prior to the Effective Time.

            1.7 SURRENDER OF CERTIFICATES.

                  (a) EXCHANGE AGENT. Venture Law Group shall act as exchange agent (the "EXCHANGE AGENT") in the Merger.

                  (b) ROSETTA TO PROVIDE STOCK AND CASH. Promptly after the Effective Time, Rosetta shall make available to the Exchange Agent for exchange in accordance with this Section 1, through such reasonable procedures as Rosetta may adopt, (i) the shares of Rosetta Common Stock and Rosetta Series B Preferred Stock issuable pursuant to Section 1.6 less the number of shares of Rosetta Common Stock and Rosetta Series B Preferred Stock to be deposited into an escrow fund (the "ESCROW FUND") pursuant to the requirements of Section 8 and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f).

                  (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Acacia Capital Stock, whose shares were converted into the right to receive shares of Rosetta Common Stock and/or Rosetta Series B Preferred Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Rosetta may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Rosetta Common Stock and/or Rosetta Series B Preferred Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Rosetta, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Rosetta Common Stock and/or Rosetta Series B Preferred Stock, less the number of shares of Rosetta Common Stock and Rosetta Series B Preferred Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 8 below and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Rosetta Common Stock and/or Rosetta Series B Preferred Stock into which such shares of Acacia Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8 below, Rosetta shall cause to be distributed to the Escrow Agent (as defined in Section 8.2 below) (1) a certificate or certificates representing two hundred twenty-five thousand nine hundred fifteen (225,915) shares of Rosetta Common Stock, (2) a certificate or certificates representing one hundred thirty-eight thousand seven hundred thirty-five (138,735) shares of Rosetta Series B Preferred Stock and (3) thirteen thousand eight hundred seventy-four (13,874) Vested Replacement Options, which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this
Section 1.7. Such shares shall be beneficially owned by such holders to secure certain of Acacia's obligations and shall be held in escrow as provided in
Section 8 below. To the extent not used for such purposes, such shares shall be released, all as provided in Section 8 below.

                  (d) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) DISSENTING SHARES. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Rosetta under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Rosetta Common Stock and/or Rosetta Series B Preferred Stock to which such holder is entitled pursuant to Section 1.6 hereof.

                  (f) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Rosetta Common Stock or Rosetta Series B Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Rosetta Common Stock or Rosetta Series B Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Rosetta Common Stock or Rosetta Series B Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time payable (but for the provisions of this Section 1.7(f)) with respect to such shares of Rosetta Common Stock or Rosetta Series B Preferred Stock.

                  (G) TRANSFERS OF OWNERSHIP. If any certificate for shares of Rosetta Common Stock or Rosetta Series B Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Rosetta or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Rosetta Common Stock or Rosetta Series B Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Rosetta or any agent designated by it that such tax has been paid or is not payable.

            1.8 NO FURTHER OWNERSHIP RIGHTS IN ACACIA CAPITAL STOCK. All shares of Rosetta Common Stock and Rosetta Series B Preferred Stock issued upon the surrender for exchange of shares of Acacia Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Acacia Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Acacia Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

            1.9 TAX CONSEQUENCES. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

            1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Acacia and Merger Sub, the officers and directors of Acacia and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

            1.11 WITHHOLDING. Each of the Surviving Corporation and Rosetta shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Acacia Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax laws. To the extent that amounts are so withheld by the Surviving Corporation or Rosetta, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation or Rosetta, as the case may be.

            1.12 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Rosetta Common Stock or Rosetta Series B Preferred Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; PROVIDED, HOWEVER, that Rosetta may, in its discretion and as a condition precedent to such issuance, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Rosetta may reasonably direct as indemnity against any claim that may be made against Rosetta, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      2. REPRESENTATIONS AND WARRANTIES OF ACACIA.

      Subject to the limitations set forth in Section 8 in this Agreement, Acacia hereby represents and warrants to Rosetta and Merger Sub, subject to the exceptions specifically disclosed in writing and referencing a specific representation and warranty made by Acacia to Rosetta and Merger Sub pursuant to this Section 2 in the disclosure letter dated as of the date of this Agreement and certified on behalf of Acacia by a duly authorized officer of Acacia (the "ACACIA SCHEDULES"), as follows:

            2.1 ORGANIZATION; NO SUBSIDIARIES. Acacia is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acacia has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Acacia. Acacia is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Acacia. Acacia has no subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity

            2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Acacia has delivered to Rosetta a true and correct copy of the certificate of incorporation and bylaws or other charter documents, as applicable, of Acacia, each as amended to date. Acacia is not in violation of any of the provisions of its certificate of incorporation or bylaws or other charter documents, as applicable.

            2.3 CAPITAL STRUCTURE. The authorized capital stock of Acacia consists of (a) fifty million (50,000,000) shares of Common Stock, of which there were issued and outstanding as of the close of business on January 29, 1999, twelve million eight hundred seventy-nine thousand six hundred sixteen (12,879,616) shares of Common Stock, and (b) twenty-five million (25,000,000) shares of Preferred Stock designated into two series, Series A Preferred Stock and Series B Preferred Stock, of which there were issued and outstanding as of January 29, 1999, six million four hundred twenty-three thousand seven hundred twenty-two (6,423,722) shares of Series A Preferred Stock and one million four hundred twelve thousand and thirty (1,412,030) shares of Series B Preferred Stock. In addition, as of the close of business on January 29, 1999, there were issued and outstanding warrants to purchase up to an aggregate of one hundred ninety thousand (190,000) shares of Acacia Common Stock (the "ACACIA COMMON STOCK WARRANTS"), warrants to purchase up to an aggregate of seven hundred fifty thousand one hundred fifty (750,150) shares of Acacia Series A Preferred Stock (the "ACACIA SERIES A WARRANTS") and forty thousand (40,000) shares of Acacia Series B Preferred Stock (the "ACACIA SERIES B WARRANTS," and together with the Acacia Common Stock Warrants and the Acacia Series A Warrants, the "ACACIA WARRANTS"). There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of Acacia, other than pursuant to the exercise of options outstanding as of such date under the Acacia Option Plan and options to purchase shares of Acacia Common Stock granted outside of the Acacia Option Plan as set forth on
Schedule 1.6(c)(i)(A) and Schedule 1.6(c)(i)(B). All outstanding shares of Acacia Capital Stock are duly authorized, validly issued, fully paid and non-assessable and, to Acacia's knowledge, are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Acacia or any agreement to which Acacia is a party or by which it is bound. All outstanding shares of Acacia Common Stock and Acacia Preferred Stock and the Acacia Warrants were issued in compliance with all applicable federal and state securities laws. As of the close of business on January 29, 1999, Acacia has reserved (i) sufficient shares of Acacia Common Stock for issuance upon conversion of Acacia's Series B Preferred Stock (including shares issuable upon exercise of the Acacia Series B Warrants), (ii) sufficient shares of Acacia Common Stock for issuance upon conversion of Acacia's Series A Preferred Stock (including shares issuable upon exercise of the Acacia Series A Warrants), (iii) sufficient shares of Acacia Common Stock for issuance upon the exercise of the Acacia Common Stock Warrants, (iv) sufficient shares of Acacia's Series B Preferred Stock for issuance upon the exercise of the Acacia Series B Warrants,
(v) sufficient shares of Acacia's Series A Preferred Stock for issuance upon the exercise of the Acacia Series A Warrants and (vi) four million four hundred thousand (4,400,000) shares of Common Stock for issuance to employees and consultants pursuant to the Acacia Option Plan and six hundred thirty-five thousand (635,000) shares of Acacia Common Stock for issuance to employees and consultants pursuant to stock option grants outside the Acacia Option Plan, of which one hundred thirty-three thousand three hundred forty (133,340) shares have been issued pursuant to option exercises or direct stock purchases, two million forty-eight thousand six hundred fifty-four (2,048,654) shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. Since January 29, 1999, Acacia has not (i) issued or granted any additional options under the Acacia Option Plan. Section
2.3 of the Acacia Schedules sets forth a schedule of the outstanding Acacia Common Stock Warrants, the Acacia Series A Warrants, the Acacia Series B Warrants, the Acacia Options and all other rights to acquire shares of Acacia Common Stock pursuant to the Acacia Option Plan and the applicable exercise prices. Except (i) for the rights created pursuant to, or contemplated in, this Agreement, (ii) for Acacia's right to repurchase any unvested shares under the Acacia Option Plan and (iii) as set forth in this Section 2.3, there are no options, warrants, calls, rights, commitments, or agreements of any character to which Acacia is a party or by which Acacia is bound relating to the issued or unissued capital stock of Acacia or obligating Acacia to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Acacia or obligating Acacia to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as contemplated in this Agreement, there are no contracts, commitments or agreements currently in force (other than agreements entered into pursuant to the Acacia Option Plan) relating to voting, purchase or sale of Acacia's capital stock (i) between or among Acacia and any of its stockholders and (ii) to Acacia's knowledge, between or among any of Acacia's stockholders. True and complete copies of all agreements and instruments relating to or issued under the Acacia Option Plan have been made available to Rosetta and except as otherwise contemplated in this Agreement, such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Rosetta.

            2.4 AUTHORITY. Acacia has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Acacia, subject only to the approval of the Merger by Acacia's stockholders as contemplated in this Agreement. Acacia's board of directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Acacia and assuming due authorization, execution and delivery by Rosetta and Merger Sub, constitutes the valid and binding obligation of Acacia enforceable against Acacia in accordance with its terms subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

            2.5   NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Acacia does not, and the consummation of the transactions contemplated herein will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the certificate of incorporation or bylaws of Acacia or any of its subsidiaries, as amended, or (ii) any Acacia Material Contract (as defined below), or material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acacia or any of its properties or assets.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority ("GOVERNMENTAL ENTITY") is required by or with respect to Acacia in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act of 1933, as amended (the "SECURITIES

ACT"), applicable state securities laws and the securities laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acacia and would not prevent, or materially alter or delay any of the transactions contemplated in this Agreement.

            2.6 ACACIA FINANCIAL STATEMENTS. Section 2.6 of the Acacia Schedules includes a true and complete copy of Acacia's audited financial statements (balance sheet, statement of operations, statement of stockholders' equity and statement of cash flows) as of December 31, 1996 and 1997 and for each of the fiscal years ended December 31, 1997, 1996 and 1995, respectively (the "ACACIA AUDITED FINANCIAL STATEMENTS"), and its unaudited financial statements (balance sheet, statement of operations, statement of stockholders' equity and statement of cash flows on a consolidated basis as at, and for the twelve-month period ended December 31, 1998 (collectively, the "ACACIA UNAUDITED FINANCIAL STATEMENTS," and together with the Acacia Audited Financial Statements, the "ACACIA FINANCIAL STATEMENTS"). The Acacia Financial Statements have been prepared in accordance with GAAP (except that the Acacia Unaudited Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Acacia Financial Statements fairly present the financial condition and operating results of Acacia as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Acacia has maintained a standard system of accounting established and administered in accordance with GAAP. Acacia has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than
(a) those set forth or adequately provided for in the balance sheet as of December 31, 1998 (the "ACACIA BALANCE SHEET"), (b) those incurred in the ordinary course of business and not required to be set forth in the Acacia Balance Sheet under GAAP, (c) those incurred in the ordinary course of business since the date of the Acacia Balance Sheet and consistent with past practice and
(d) those incurred in connection with the execution of this Agreement.

            2.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 2.7 of the Acacia Schedules, between December 31, 1998 (the "ACACIA BALANCE SHEET DATE") and the date hereof, there has not been, occurred or arisen, any:

                  (a) transaction by Acacia except in the ordinary course of business as conducted on that date and consistent with past practices;

                  (b) amendments or changes to the certificate of incorporation or bylaws of Acacia;

                  (c) capital expenditure or commitment by Acacia, in any individual amount exceeding Twenty-Five Thousand Dollars ($25,000), or in the aggregate, exceeding Fifty Thousand Dollars ($50,000);

                  (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of Acacia (whether or not covered by insurance) which would constitute a Material Adverse Effect;

                  (e) claim of wrongful discharge by any employee of Acacia or other unlawful labor practice or action;

                  (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals) by Acacia or any revaluation by Acacia of any of its assets;

                  (g) revaluation by Acacia of any of its respective assets;

                  (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Acacia, or any direct or indirect redemption, purchase or other acquisition by Acacia of any of its capital stock, except repurchases of Acacia Common Stock from terminated Acacia employees at the original per share purchase price of such shares;

                  (i) increase in the salary or other compensation payable or to become payable by Acacia to any officers, directors, employees or advisors of Acacia, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Acacia of a bonus or other additional salary or compensation to any such person except as otherwise contemplated in this Agreement, or the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

                  (j) loan by Acacia to any person or entity, or guaranty by Acacia of any loan, except for (x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices, (y) trade payables not in excess of Ten Thousand Dollars ($10,000) in the aggregate and in the ordinary course of business, consistent with past practices and (z) pursuant to option exercises in accordance with the Acacia Stock Option Plan;

                  (k) waiver or release of any right or claim of Acacia, including any write-off or other compromise of any account receivable of Acacia, in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate;

                  (l) receipt by Acacia of any notice or threat of commencement of any lawsuit or proceeding against or, to the Acacia's knowledge, commencement of any lawsuit, proceeding or investigation of Acacia or its respective affairs;

                  (m) notice of any claim of ownership by a third party of Acacia's Intellectual Property (as defined in Section 2.12 below) or of infringement by Acacia of any third party's Intellectual Property rights;

                  (n) issuance or sale by Acacia of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities (other than option exercises in accordance with the Acacia Stock Option Plan);

                  (o) event or condition of any character that has or would reasonably be expected to have a Material Adverse Effect on Acacia; or

                  (p) agreement by Acacia, or any officer or employee of Acacia acting on behalf of Acacia to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with Rosetta and its representatives regarding the transactions contemplated in this Agreement).

            2.8 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acacia, threatened against Acacia or any of its respective properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is no judgment, decree or order against Acacia or, to the best knowledge of Acacia, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated in this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Acacia. All litigation to which Acacia is a party (or, to the knowledge of Acacia, threatened to become a party) is disclosed with reasonable specificity in the Acacia Schedules.

            2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Acacia which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Acacia, any acquisition of property by Acacia or the overall conduct of business by Acacia as currently conducted. Acacia has not entered into any agreement under which Acacia is restricted from selling, licensing or distributing any of its products or potential products to any class of customers or otherwise conducting its business as currently conducted in any geographic area, during any period of time or in any segment of the market.

            2.10 PERMITS; COMPANY PRODUCTS; REGULATION. Acacia is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Acacia, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "ACACIA AUTHORIZATIONS") and no suspension or cancellation of any Acacia Authorization is pending or, to the best of Acacia's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Acacia Authorization would not reasonably be expected to have a Material Adverse Effect on Acacia.

            2.11 TITLE TO PROPERTY.

                  (a) Acacia has good and valid title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Acacia Balance Sheet or acquired after the Acacia Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Acacia Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except

(i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and
(iii) liens securing debt which is reflected on the Acacia Balance Sheet. The plants, property and equipment of Acacia that are used in the operations of its business are in good operating condition and repair, ordinary wear and tear excepted. All properties used in the operations of Acacia are reflected in the Acacia Balance Sheet to the extent GAAP require the same to be reflected.
Section 2.11(a) of the Acacia Schedules sets forth a true, correct and complete list of all real property owned or leased by Acacia, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                  (b) Section 2.11(b) of the Acacia Schedules also sets forth a true, correct and complete list of all equipment (the "EQUIPMENT") owned or leased by Acacia, and such Equipment is, taken as a whole, (i) adequate for the conduct of Acacia's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

            2.12 INTELLECTUAL PROPERTY.

                  (a) To its knowledge, Acacia owns, possesses a license under or otherwise possesses legally enforceable rights under all intellectual property rights, including without limitation any patents, trademarks, trade names, service marks, copyrights, inventions, technology, and any applications for any of the foregoing, know-how, trade secrets, confidential business information, inventory, regulatory information, medical reports, clinical data and analyses, reagents, cell lines, biological materials, chemical formulas, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and other tangible or intangible proprietary information or material (collectively, "Intellectual Property") that is necessary for the conduct of Acacia's business as currently conducted or as currently proposed to be conducted by Acacia as set forth in the Information Statement (as defined below).

                  (b) For purposes of this Agreement, all Intellectual Property in which Acacia has rights, whether in the form of ownership, a license, an option or otherwise, shall be referred to herein as "Acacia Intellectual Property." Section 2.12 of the Acacia Schedules lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, and registered copyrights, included in the Acacia Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, if applicable, (ii) any licenses, sublicenses and other agreements as to which Acacia is a party and pursuant to which any third party has been granted any material rights with respect to any of the Acacia Intellectual Property (other than standard, off-the-shelf-software) and (iii) all licenses, sublicenses and other agreements with a third party pursuant to which Acacia obtains rights to any Acacia Intellectual Property listed in Section 2.12 of the Acacia Schedules or obtains rights to any Intellectual Property that is material to the conduct of Acacia's business as currently conducted or as currently proposed to be conducted by Acacia as set forth in the Information Statement (other than standard, off-the-shelf software). Acacia has legal title, free and clear of all security interests, in the Intellectual Property designated as "solely owned" in Section
2.12 of the Acacia Schedules. Acacia has the exclusive license with the right to sublicense to third parties, free and clear of all security interests, in the Intellectual Property designated as "exclusively licensed" in Section 2.12 of the Acacia Schedules. Other than license fees for software that is generally commercially available, as of the date of this Agreement, Acacia is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, manufacture, use, sale, or importation of any of the Acacia Intellectual Property, except pursuant to the agreements disclosed pursuant to this paragraph. To Acacia's knowledge there is no present or former material breach by Acacia of any license, sublicense or other agreement described in Section 2.12 of the Acacia Schedules. The execution and delivery of this Agreement by Acacia and the consummation of the transactions contemplated herein, will not cause Acacia to be in breach of or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

                  (c) To Acacia's knowledge, there is no unauthorized use, infringement or misappropriation of any Acacia Intellectual Property that is material to Acacia's business as currently conducted or as currently contemplated to be conducted by Acacia as set forth in the Information Statement.

                  (d) To Acacia's knowledge, all patents, registered trademarks, service marks and copyrights owned by Acacia or exclusively licensed to Acacia are existing and, to Acacia's knowledge, there is no written assertion or claim challenging the validity or patentability of any Acacia Intellectual Property owned by or exclusively licensed to Acacia (other than rejections of pending patent applications in proceedings before the relevant patent office in the United States or elsewhere). Acacia has not been sued in any suit, action or proceeding, nor has Acacia received notice from a third party, which involves a claim of infringement by Acacia of any patents, trademarks, service marks, copyrights or misappropriation of any trade secret or other proprietary right of any third party. To Acacia's knowledge, neither the conduct of the business of Acacia as currently conducted or as currently proposed to be conducted as set forth in the Information Statement, nor the manufacture, sale, importation, or use of any of the proprietary products or processes of Acacia as now or currently contemplated as set forth in the Information Statement to be manufactured, sold, imported or used, infringes any presently existing trademark, trade name, patent, service mark or copyright of any third party. To Acacia's knowledge, no third party is challenging the ownership or license by Acacia of any of the Acacia Intellectual Property listed in Section 2.12 of the Acacia Schedules as owned or licensed, respectively, by Acacia, and, to Acacia's knowledge, no third party is challenging the validity or enforceability of any Acacia Intellectual Property listed in Section 2.12 of the Acacia Schedules or that is material to Acacia's business as currently conducted or proposed to be conducted by Acacia as set forth in the Information Statement. To Acacia's knowledge, no third party is challenging the validity or enforceability of any license agreement pursuant to which Acacia obtains a license under any of the Acacia Intellectual Property. Acacia has not brought any action, suit or proceeding for infringement of any Acacia Intellectual Property, or breach of any license or other agreement involving Acacia Intellectual Property against any third party. To Acacia's knowledge, there are no pending interferences, reexaminatons, or oppositions involving any patents or patent applications owned by or exclusively licensed to Acacia. There is no material breach of any license agreement to which Acacia is a party of which Acacia is aware.

                  (e) Acacia has taken commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Acacia Intellectual Property. To Acacia's knowledge, there have been no acts or omissions (other than those made based on reasonable, good faith business decisions) by the officers, directors, arid employees of, or patent counsel to, Acacia, the result of which would be to materially compromise the rights of Acacia to apply for or enforce appropriate legal protection of the Acacia Intellectual Property.

                  (f) Acacia has secured valid written assignments from all consultants and employees who contributed to the creation or development of Acacia Intellectual Property that is indicated as owned by Acacia in Section
2.12 of the Acacia Schedules.

                  (g) Acacia has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Acacia Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Acacia has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Acacia's standard forms and all current and former employees, consultant and independent contractors of Acacia have executed such an agreement.

            2.13  ENVIRONMENTAL MATTERS.

                  (a) HAZARDOUS MATERIAL. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous a pollutant or contaminant, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present on any real property or leaseholders of Acacia, as a result of the actions of Acacia or any of its Subsidiaries or any affiliate of Acacia, or, to Acacia's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Acacia has at any time owned, operated, occupied or leased, except where the presence of any of the foregoing substances (i) is authorized by permit or license in the ordinary course of Acacia's business, or (ii) would not result in a Material Adverse Effect on Acacia.

                  (b) HAZARDOUS MATERIALS ACTIVITIES. Acacia has not disposed of, transported, stored, sold, used, manufactured, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS

ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Acacia.

                  (c) PERMITS. Acacia currently holds all environmental approvals, permits, licenses, clearances and consents (the "ACACIA ENVIRONMENTAL PERMITS") necessary for the conduct of Acacia's Hazardous Material Activities and other businesses of Acacia as such activities and businesses are currently being conducted, except where the failure to hold such Acacia Environmental Permits would not reasonably be expected to result in a material adverse effect on Acacia.

                  (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Acacia's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Acacia in a writing delivered to Acacia concerning any Acacia Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Acacia. Acacia is not aware of any fact or circumstance which could involve Acacia in any environmental litigation or impose upon Acacia any material environmental liability, except where the existence of such fact or circumstance would not reasonably be expected to result in a material adverse effect on Acacia.

            2.14 TAXES.

                  (a) For purposes of this Section 2.14 and other provisions of this Agreement relating to Taxes (as defined below), the following definitions shall apply:

                        (i) The term "TAXES" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                        (ii) The term "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

                  (b) All Returns required to be filed by or on behalf of Acacia have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Acacia under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Acacia with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Acacia has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Acacia with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Acacia is contesting in good faith through appropriate proceedings. Acacia has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

                  (c) The amount of Acacia's liabilities for unpaid Taxes for all periods through the date of the Acacia Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Acacia Financial Statements, and the Acacia Financial Statements properly accrue in accordance with GAAP, all liabilities for Taxes of Acacia payable after the date of the Acacia Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of Acacia has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

                  (d) Rosetta has been furnished by Acacia true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Acacia relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Acacia for all periods since December 31, 1993 or Acacia's inception, if shorter.

                  (e) No audit of the Returns of or including Acacia by a government or taxing authority is in process, has been threatened in writing or, to Acacia's knowledge, is pending (in writing or verbally). No deficiencies exist or have been asserted (in writing or verbally) or are expected to be asserted with respect to Taxes of Acacia, and Acacia has not received notice (in writing or verbally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. Acacia is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (in writing or verbally) against Acacia or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Acacia.

                  (f) Acacia is not (nor have they ever been) parties to any tax sharing agreement.

                  (g) Acacia is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Acacia is not a "consenting corporation" under Section 341(f) of the Code. Acacia has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Acacia pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Acacia has not agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Acacia will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which Acacia received the economic benefit prior to the Closing Date. Acacia is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

            2.15 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Acacia, (b) materially increase any benefits otherwise payable by Acacia, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

            2.16 EMPLOYEE BENEFIT PLANS; EMPLOYEE MATTERS.

                  (a) Acacia does not maintain, and is not obligated to contribute to, any defined benefit pension plan or any employee benefit plan that is subject to either Title IV of the Employment Retirement Income Security Act of 1974 ("ERISA") or the minimum funding standards of ERISA or the Internal Revenue Code. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by Acacia conforms in all material respects, to all applicable requirements, if any, of ERISA. The Acacia Schedules list and describe with reasonably specificity all profit-sharing, bonus, incentive, deferred compensation, vacation, severance pay, retirement, stock option, group insurance or other plans (whether written or not) providing employee benefits.

                  (b) Acacia is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Acacia under any workers compensation plan or policy or for long term disability. Acacia has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Acacia, threatened, between Acacia and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Acacia. Acacia is not a party to any collective bargaining agreement or other labor unions contract nor does Acacia know of any activities or proceedings of any labor union or other group to organize any such employees.

            2.17  ACACIA MATERIAL CONTRACTS.

                  (a) Subsections (i) through (vi) of Section 2.17(a) of the Acacia Schedules contain a list of all contracts and agreements to which Acacia is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Acacia taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 2.17(a) of the Acacia Schedules being referred to herein collectively as the "ACACIA MATERIAL CONTRACTS") which shall be categorized in the Acacia Schedules as follows:

                        (i) each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than one (1) year) for the purchase of equipment, inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Acacia under the terms of which Acacia: (A) paid or otherwise gave consideration of more than Twenty-Five Thousand Dollars ($25,000) in the aggregate during the calendar year ended December 31, 1998, (B) is likely to pay or otherwise give consideration of more than Twenty-Five Thousand Dollars ($25,000) in the aggregate during the calendar year ended December 31, 1999, (C) is likely to pay or otherwise give consideration of more than Twenty-Five Thousand Dollars ($25,000) in the aggregate over the remaining term of such contract or (D) cannot be canceled by Acacia without penalty or further payment of less than Twenty-Five Thousand Dollars ($25,000);

                        (ii) all material agreements relating to Acacia's Intellectual Property or Acacia's employees;

                        (iii) all material management contracts with independent contractors or consultants (or similar arrangements) to which Acacia is a party;

                        (iv) all contracts and agreements (excluding payroll, trade accounts payable or routine checking account overdraft agreements involving petty cash amounts) under which Acacia has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Acacia has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

                        (v) all contracts and agreements that limit the ability of Acacia or, after the Effective Time, Rosetta or any of its affiliates, to compete in any line of business as currently conducted or with any person or in any geographic area or during any period of time, or to solicit any customer or client; and

                        (vi) all other contracts or agreements which are material to Acacia or the conduct of its respective business as currently conducted or that would be required to be disclosed by Acacia pursuant to Item 601 of Regulation S-K if Acacia were filing a registration statement on Form S-1 pursuant to the Securities Act.

                  (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Acacia, each Acacia Material Contract is a legal, valid and binding agreement subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and none of the Acacia Material Contracts is in default by its terms or has been canceled by the other party. Acacia is not in receipt of any claim of default under any Acacia Material Contract. To Acacia's knowledge (including a review of Acacia Material Contracts), no termination, event of default or material modification of, under or with respect to, any Material Contract will occur as a result of the Merger or otherwise. Acacia has furnished Rosetta with true and complete copies of all Acacia Material Contracts together with all amendments, waivers or other changes thereto.

                  (c) Acacia is not a party to any employment agreement (oral or written) with any Acacia employee that is not terminable at will by Acacia.

            2.18 INTERESTED PARTY TRANSACTIONS. Acacia is not indebted to any director, officer, employee or agent of Acacia (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Acacia.

            2.19 COMPLIANCE WITH LAWS. Acacia has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Acacia.

            2.20 BROKERS' AND FINDERS' FEES. Acacia has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated herein.

            2.21 INFORMATION STATEMENT. The information supplied by Acacia for inclusion in the joint private placement memorandum and information statement sent to the respective stockholders of Acacia and Rosetta to approve the Merger and this Agreement, as amended or supplemented (the "INFORMATION STATEMENT"), shall not, on the date the Information Statement is first mailed to Acacia's and Rosetta's respective stockholders, at the time of the meeting of Acacia's stockholders to consider the Merger (the "ACACIA STOCKHOLDERS' MEETING") and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Acacia Stockholders' Meeting or approval of Rosetta's stockholders which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Acacia which should be set forth in an amendment or supplement to the Information Statement, Acacia shall promptly so inform Rosetta and Merger Sub.

            2.22 REPRESENTATIONS COMPLETE. To Acacia's knowledge, none of the representations or warranties made by Acacia herein or in the Acacia Schedules, or in any certificate furnished by Acacia pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading, which would reasonably be expected to have a Material Adverse Effect on Acacia.

      3. REPRESENTATIONS AND WARRANTIES OF ROSETTA AND MERGER SUB.

      Subject to the limitations set forth in Section 8 of this Agreement, Rosetta and Merger Sub hereby represent and warrant to Acacia, subject to the exceptions specifically disclosed in writing and referencing a specific representation and warranty made by Rosetta and Merger Sub to Acacia pursuant to this Section 3 in the disclosure letter dated as of the date hereof and certified on behalf of Rosetta and Merger Sub by a duly authorized officer of Rosetta and Merger Sub, respectively (the "ROSETTA SCHEDULES"), as follows:

            3.1 ORGANIZATION, STANDING AND POWER. Each of Rosetta and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Rosetta and Merger Sub has the corporate power and authority and all necessary governmental approvals to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Rosetta. Rosetta has delivered a true and correct copy of the certificate of incorporation and bylaws or other charter documents, as applicable, of Rosetta and Merger Sub, each as amended to date, to Acacia. Neither Rosetta nor any of its subsidiaries is in violation of any material provisions of its certificate of incorporation or bylaws or equivalent organizational documents.

            3.2 CAPITAL STRUCTURE.

                  (a) The authorized capital stock of Rosetta consists of (i) twelve million (12,000,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of which two million six hundred thirty thousand five hundred fifty-five (2,630,555) shares were issued and outstanding as of the close of business on January 29, 1999, (ii) six million two hundred twenty-five thousand (6,225,000) shares of Series A Preferred Stock, One-Tenth of One Cent ($0.001) par value per share, of which four million four hundred sixty-two thousand five hundred (4,462,500) shares were issued and outstanding as of the close of business on January 29, 1999, and (iii) no shares of Series B Preferred Stock, One-Tenth of One Cent ($0.001) par value per share, none of which were issued and outstanding as of the close of business on January 29, 1999. As of the close of business on January 29, 1999, Rosetta has reserved three million one hundred seven thousand eight hundred twenty-five (3,107,825) shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Rosetta Stock Option Plan (as defined below), of which one hundred seventy-nine thousand seven hundred thirteen (179,713) shares have been issued pursuant to option exercises, and one million one hundred fifty-seven thousand five hundred (1,157,500) shares are subject to outstanding, unexercised options. There are no other outstanding shares of capital stock or voting securities of Rosetta other than shares of Rosetta Common Stock issued after January 29, 1999 upon the exercise of options issued under the Rosetta Stock Option Plan. Other than as contemplated in this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Rosetta or Merger Sub is a party or by which either of them is bound obligating Rosetta or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Rosetta or obligating Rosetta or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Rosetta Common Stock and Rosetta Series B Preferred Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

                  (b) The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, One-Tenth of One Cent ($0.001) per share, all of which are issued and outstanding and are held by Rosetta. All outstanding shares of Rosetta and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and, to Rosetta's knowledge, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. There are no options, warrants, calls, rights, commitments or agreements of any character to which Rosetta or Merger Sub is a party or by which either of them is bound obligating Rosetta or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Merger Sub or obligating Rosetta or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

            3.3 AUTHORITY. Rosetta and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Rosetta and Merger Sub (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by Rosetta and Merger Sub and constitutes the valid and binding obligations of Rosetta and Merger Sub subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

            3.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated herein will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the certificate of incorporation or bylaws of Rosetta or Merger Sub, as amended, or (ii) any Rosetta Material Contract or material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Rosetta or Merger Sub or their properties or assets.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Rosetta or Merger Sub in connection with the execution and delivery of this Agreement by Rosetta and Merger Sub or the consummation by Rosetta and Merger Sub of the transactions contemplated herein, except for (i) the filing of appropriate merger documents as required by Delaware Law, (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Rosetta and would not prevent, materially alter or delay any the transactions contemplated in this Agreement.

            3.5 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Rosetta or any of its subsidiaries, threatened against Rosetta or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Rosetta. There is no judgment, decree or order against Rosetta or any of its subsidiaries or, to the knowledge of Rosetta or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated in this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Rosetta.

            3.6 GOVERNMENTAL AUTHORIZATION. Each of Rosetta and its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Rosetta's or any of its subsidiaries' business ("ROSETTA AUTHORIZATIONS"), and all of such Rosetta Authorizations are in full force and effect, except where the failure to obtain or have any of such Rosetta Authorizations could not reasonably be expected to have a Material Adverse Effect on Rosetta.

            3.7 COMPLIANCE WITH LAWS. Each of Rosetta and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Rosetta.

            3.8 ROSETTA FINANCIAL STATEMENTS. Section 3.8 of the Rosetta Schedules includes a true and complete copy of Rosetta's audited financial statements (balance sheet, statement of operations, statement of stockholders' equity and statement of cash flows) as of December 31, 1997 or for the fiscal year ended December 31, 1997 (the "ROSETTA AUDITED FINANCIAL STATEMENTS"), and its unaudited financial statements (balance sheet, statement of operations, statement of stockholders' equity and statement of cash flows) as of, and for the twelve-month period ended December 31, 1998 (collectively, the "ROSETTA UNAUDITED FINANCIAL STATEMENTS," and together with the Rosetta Audited Financial Statements, the "ROSETTA FINANCIAL STATEMENTS"). The Rosetta Financial Statements have been prepared in accordance with GAAP (except that the Rosetta Unaudited Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Rosetta Financial Statements fairly present the financial condition and operating results of Rosetta as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Rosetta has maintained a standard system of accounting established and administered in accordance with GAAP. Rosetta has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet as of December 31, 1998 (the "ROSETTA BALANCE SHEET"), (b) those incurred in the ordinary course of business and not required to be set forth in the Rosetta Balance Sheet under GAAP, (c) those incurred in the ordinary course of business since the date of the Rosetta Balance Sheet and consistent with past practice and (d) those incurred in connection with the execution of this Agreement.

            3.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.9 of the Rosetta Schedules, between December 31, 1998 (the "ROSETTA BALANCE SHEET DATE") and the date hereof, there has not been, occurred or arisen, any:

                  (a) transaction by Rosetta except in the ordinary course of business as conducted on that date and consistent with past practices;

                  (b) amendments or changes to the certificate of incorporation or bylaws of Rosetta;

                  (c) capital expenditure or commitment by Rosetta, in any individual amount exceeding Twenty-Five Thousand Dollars ($25,000) or in the aggregate, exceeding Fifty Thousand Dollars ($50,000);

                  (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of Rosetta (whether or not covered by insurance) which would constitute a Material Adverse Effect;

                  (e) claim of wrongful discharge by any employee of Rosetta or other unlawful labor practice or action;

                  (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals) by Rosetta or any revaluation by Rosetta of its assets;

                  (g) revaluation by Rosetta of any of its assets;

                  (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Rosetta, or any direct or indirect redemption, purchase or other acquisition by Rosetta of any of its capital stock, except repurchases of Rosetta Common Stock from terminated Rosetta employees at the original per share purchase price of such shares;

                  (i) increase in the salary or other compensation payable or to become payable by Rosetta to any officers, directors, employees or advisors of Rosetta, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Rosetta of a bonus or other additional salary or compensation to any such person except as otherwise contemplated in this Agreement, or the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

                  (j) loan by Rosetta to any person or entity, or guaranty by Rosetta of any loan, except for (x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices, (y) trade payables not in excess of Ten Thousand Dollars ($10,000) in the aggregate and in the ordinary course of business, consistent with past practices and (z) pursuant to option exercises in accordance with the Rosetta Stock Option Plan;

                  (k) waiver or release of any right or claim of Rosetta, including any write-off or other compromise of any account receivable of Rosetta, in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate;

                  (l) the receipt by Rosetta of any notice or threat of commencement of any lawsuit or proceeding against or, to Rosetta's knowledge, commencement of any lawsuit, proceeding or investigation of Rosetta or their respective affairs;

                  (m) notice of any claim of ownership by a third party of Rosetta's Intellectual Property (as defined in Section 3.11 below) or of infringement by Rosetta of any third party's Intellectual Property rights;

                  (n) issuance or sale by Rosetta of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities (other than option exercises in accordance with the Rosetta Stock Option Plan);

                  (o) event or condition of any character that has or would reasonably be expected to have a Material Adverse Effect on Rosetta; or

                  (p) agreement by Rosetta or any officer or employee of Rosetta on behalf of such entity to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with Acacia and its representatives regarding the transactions contemplated in this Agreement).

            3.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Rosetta which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Rosetta, any acquisition of property by Rosetta or the overall conduct of business by Rosetta as currently conducted. Rosetta has not entered into any agreement under which Rosetta is restricted from selling, licensing or distributing any of its products or potential products to any class of customers or otherwise conducting its business as presently conducted, in any geographic area, during any period of time or in any segment of the market.

            3.11 INTELLECTUAL PROPERTY .

                  (a) To its knowledge, Rosetta owns, possesses a license under or otherwise possesses legally enforceable rights under all intellectual property rights, including without limitation any patents, trademarks, trade names, service marks, copyrights, inventions, technology, and any applications for any of the foregoing, know-how, trade secrets, confidential business information, inventory, regulatory information, medical reports, clinical data and analyses, reagents, cell lines, biological materials, chemical formulas, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and other tangible or intangible proprietary information or material (collectively, "Intellectual Property") that is necessary for the conduct of Rosetta's business as currently conducted or as currently proposed to be conducted by Rosetta as set forth in the Information Statement.

                  (b) For purposes of this Agreement, all Intellectual Property in which Rosetta has rights, whether in the form of ownership, a license, an option or otherwise, shall be referred to herein as "Rosetta Intellectual Property." Section 3.11 of the Rosetta Schedules lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, and registered copyrights, included in the Rosetta Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, if applicable,
(ii) any licenses, sublicenses and other agreements as to which Rosetta is a party and pursuant to which any third party has been granted any material rights with respect to any of the Rosetta Intellectual Property (other than standard, off-the-shelf software) and (iii) all licenses, sublicenses and other agreements with a third party pursuant to which Rosetta obtains rights to any Rosetta Intellectual Property listed in Section 3.11 of the Rosetta Schedules or obtains rights to any Intellectual Property that is material to the conduct of Rosetta's business as currently conducted or as currently proposed to be conducted by Rosetta as set forth in the Information Statement (other than standard off-the-shelf-software). Rosetta has legal title, free and clear of all security interests, in the Intellectual Property designated as "solely owned" in section
3.11 of the Rosetta Schedules. Rosetta has the exclusive license with the right to sublicense to third parties, free and clear of all security interests, in the Intellectual Property designated as "exclusively licensed" in Section 3.11 of the Rosetta Schedules. Other than license fees for software that is generally commercially available, as of the date of this Agreement, Rosetta is not obligated to pay any royalties or other compensation to ANY third party in respect of its ownership, manufacture, use, sale, or importation of any of the Rosetta Intellectual Property, except pursuant to the agreements disclosed pursuant to this paragraph. To Rosetta's knowledge there is no present or former material breach by Rosetta of any license, sublicense or other agreement described in Section
3.11 of the Rosetta Schedules. The execution and delivery of this Agreement by Rosetta and the consummation of the transactions contemplated herein, will not cause Rosetta to be in breach of or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

                  (c) To Rosetta's knowledge, there is no unauthorized use, INFRINGEMENT or misappropriation of any Rosetta Intellectual Property that is material to Rosetta's business as currently conducted or as currently contemplated to be conducted by Rosetta as set forth in the Information Statement.

                  (d) To Rosetta's knowledge, all patents, registered trademarks, service marks and copyrights owned by Rosetta or exclusively licensed to Rosetta are existing and, to Rosetta's knowledge, there is no written assertion or claim challenging the validity or patentability of any Rosetta Intellectual Property owned by or exclusively licensed to Rosetta (other than rejections of pending patent applications in proceedings before the relevant patent office in the United States or elsewhere). Rosetta has not been sued in any suit, action or proceeding, nor has Rosetta received notice from a third party, which involves a claim of infringement by Rosetta of any patents, trademarks, service marks, copyrights or misappropriation of any trade secret or other proprietary right of any third party. To Rosetta's knowledge, neither the conduct of the business of Rosetta as currently conducted or as currently proposed to be conducted as set forth in the Information Statement, nor the manufacture, sale, importation, or use of any of the proprietary products or processes of Rosetta as now or currently contemplated as set forth in the Information Statement to be manufactured, sold, imported or used, infringes any presently existing trademark, trade name, patent, service mark or copyright of any third party. To Rosetta's knowledge, no third party is challenging the ownership or license by Rosetta of any of the Rosetta Intellectual Property listed in Section 3.11 of the Rosetta Schedules as owned or licensed, respectively, by Rosetta, and, to Rosetta's knowledge, no third party is challenging the validity or enforceability of any Rosetta Intellectual Property listed in Section 3.11 of the Rosetta Schedules or that is material to Rosetta's business as currently conducted or proposed to be conducted by Rosetta as set forth in the Information Statement. To Rosetta's knowledge, no third party is challenging the validity or enforceability of any license agreement pursuant to which Rosetta obtains a license under any of the Rosetta Intellectual Property. Rosetta has not brought any action, suit or proceeding for infringement of any Rosetta Intellectual Property, or breach of any license or other agreement involving Rosetta Intellectual Property against any third party. To Rosetta's knowledge, there are no pending interferences, reexaminatons, or oppositions involving any patents or patent applications owned by or exclusively licensed to Rosetta. There is no material breach of any license agreement to which Rosetta is a party of which Rosetta is aware.

                  (e) Rosetta has taken commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Rosetta Intellectual Property. To Rosetta's knowledge, there have been no acts or omissions (other than those made based on reasonable, good faith business decisions) by the officers, directors, arid employees of, or patent counsel to, Rosetta, the result of which would be to materially compromise the rights of Rosetta to apply for or enforce appropriate legal protection of the Rosetta Intellectual Property.

                  (f) Rosetta has secured valid written assignments from all consultants and employees who contributed to the creation or development of Rosetta Intellectual Property that is indicated as owned by Rosetta in Section
3.11 of the Rosetta Schedules.

                  (g) Rosetta has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Rosetta Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Rosetta has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Rosetta's standard forms and all current and former employees, consultant and independent contractors of Rosetta have executed such an agreement.

            3.12 ROSETTA MATERIAL CONTRACTS.

                  (a) Section 3.12 of the Rosetta Schedules contain a list of all contracts and agreements to which Rosetta is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Rosetta taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 3.12 of the Rosetta Schedules being referred to herein collectively as the "ROSETTA MATERIAL CONTRACTS") which shall be categorized in the Rosetta Schedules as follows:

                        (i) each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of equipment, inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Rosetta under the terms of which Rosetta: (A) paid or otherwise gave consideration of more than Twenty-Five Thousand Dollars ($25,000) in the aggregate during the calendar year ended December 31, 1998, (B) is likely to pay or otherwise give consideration of more than Twenty-Five Thousand Dollars ($25,000) in the aggregate during the calendar year ended December 31, 1999, (C) is likely to pay or otherwise give consideration of more than Twenty-Five Thousand Dollars ($25,000) in the aggregate over the remaining term of such contract or (D) cannot be canceled by Rosetta without penalty or further payment of less than Twenty-Five Thousand Dollars ($25,000);

                        (ii) all material agreements relating to Rosetta's Intellectual Property or Rosetta's employees;

                        (iii) all material management contracts with independent contractors or consultants (or similar arrangements) to which Rosetta is a party;

                        (iv) all contracts and agreements (excluding payroll, trade accounts payable or routine checking account overdraft agreements involving petty cash amounts) under which Rosetta has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Rosetta has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

                        (v) all contracts and agreements that limit the ability of Rosetta or, after the Effective Time, the surviving corporation or any of its affiliates, to compete in any line of business as currently conducted or with any person or in any geographic area or during any period of time, or to solicit any customer or client; and

                        (vi) all other contracts or agreements which are material to Rosetta or the conduct of Rosetta business as currently conducted or that would be required to be disclosed by Rosetta pursuant to Item 601 of Regulations S-K if Rosetta were filing a registration statement on Form S-1 pursuant to the Securities Act.

                  (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Rosetta, each Rosetta Material Contract is a legal, valid and binding agreement subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and none of the Rosetta Material Contracts is in default by its terms or has been canceled by the other party. Rosetta is not in receipt of any claim of default under any Rosetta Material Contract. To Rosetta's knowledge (including a review of Rosetta Material Contracts), no termination, event of default or material modification of, under or with respect to, any Rosetta Material Contract will occur as a result of the Merger or otherwise. Rosetta has furnished Acacia with true and complete copies of all Rosetta Material Contracts together with all amendments, waivers or other changes thereto.

                  (c) Rosetta is not party to any employment agreement (oral or written) with any Rosetta employee that is not terminable at will by Rosetta.

            3.13 BROKER'S AND FINDERS' FEES. Rosetta has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated herein.

            3.14 INFORMATION STATEMENT. The information supplied by Rosetta and Merger Sub for inclusion in the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Rosetta and Merger Sub for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to Acacia's and Rosetta's respective stockholders, at the time of the Acacia Stockholders' Meeting, at the time of approval of Rosetta's stockholders and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitations of proxies for the Acacia Stockholders' Meeting or approval of Rosetta's stockholders which has become false or misleading. If at any time prior to the Effective Time any event or information is discovered by Rosetta or Merger Sub which should be set forth in an amendment or a supplement to the Information Statement, Rosetta or Merger Sub shall promptly so inform Acacia.

            3.15 REPRESENTATIONS COMPLETE. To Rosetta's knowledge, none of the representations or warranties made by Rosetta or Merger Sub to Acacia herein or in the Rosetta Schedules, or in any certificate furnished by Rosetta pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading, which would reasonably be expected to have a Material Adverse Effect on Rosetta.

      4. CONDUCT PRIOR TO THE EFFECTIVE TIME.

            4.1 CONDUCT OF BUSINESS OF ACACIA AND ROSETTA. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 7 hereof or the Effective Time (the "EXCLUSIVITY PERIOD"), each of Acacia and Rosetta agrees to conduct its respective businesses in the ordinary course of business consistent with past practices and to notify the other party hereto of, and not to take, any action outside the ordinary course (including without limitation any collaboration, partnering transaction, joint venture, licensing or similar transaction) without the prior written consent of the other party hereto. In addition, Acacia will not hire any material employees or consultants during the Exclusivity Period without the prior written consent of Rosetta.

            4.2 NO SOLICITATION.

                  (a) During the Exclusivity Period, Acacia will not, nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of the provisions set forth in this Section 4.2, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined). Acacia will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Acacia or any investment banker, attorney or other advisor or representative of Acacia shall be deemed to be a material breach of this Agreement by Acacia.

      For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Rosetta) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated in this Agreement involving: (A) any merger of, or any sale of the capital stock of (or securities convertible or exercisable into the capital stock of), (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of all or any material part of the assets of Acacia (C) any sale and issuance of equity or debt securities (or securities convertible or exercisable into equity or debt securities) of Acacia or (D) any liquidation or dissolution of Acacia.

                  (b) In addition to the obligations of Acacia set forth in paragraph (a) of this Section 4.2, Acacia as promptly as practicable shall advise Rosetta orally and in writing of (i) any request for information which Acacia reasonably believes would lead to an Acquisition Proposal, (ii) any Acquisition Proposal or (iii) any inquiry with respect to or which Acacia reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Acacia will keep Rosetta informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

            4.3 UPDATES TO ACACIA'S REPRESENTATIONS AND WARRANTIES. During the Exclusivity Period, Acacia will notify Rosetta as promptly as practicable of any representations or warranties made by Acacia pursuant to this Agreement that have become inaccurate since the date of this Agreement in writing with reasonable specificity as to the nature of the inaccuracy. No information conveyed to Rosetta by Acacia pursuant to this Section 4.3 will alter in any way Acacia's obligations to Rosetta pursuant to Section 8 of this Agreement.

      5. ADDITIONAL AGREEMENTS.

            5.1 REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its respective reasonable commercial efforts to effectuate the transactions contemplated herein and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated herein.

            5.2   CONSENTS; COOPERATION.

                  (a) Each of Rosetta and Acacia shall use its reasonable commercial efforts promptly (i) to obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Rosetta or Acacia in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein set forth on Schedule 5.2(a) (collectively, "MATERIAL CONSENTS") and (ii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

                  (b) During the Exclusivity Period, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated herein or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated herein or otherwise limit the right of Rosetta or its subsidiaries to own or operate all or any portion of the businesses or assets of Acacia.

                  (c) Each of Rosetta and Acacia shall give or cause to be given any required notices to third parties, and use its reasonable best efforts to obtain all consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated herein, (ii) disclosed or required to be disclosed in the Acacia Schedules or the Rosetta Schedules, or (iii) required to prevent a Material Adverse Effect on Acacia or Rosetta from occurring prior or after the Effective Time. In the event that Rosetta or Acacia shall fail to obtain any third party consent, waiver or approval described in this Section 5.2(c), it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Rosetta and Acacia and their respective businesses resulting (or which could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

                  (d) Each of Rosetta and Acacia will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated in this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated in this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated in this Agreement.

            5.3 ACCESS TO INFORMATION.

                  (a) Acacia shall afford Rosetta and its accountants, counsel and other representatives, reasonable access during normal business hours during the Exclusivity Period to (i) all of Acacia's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acacia as Rosetta may reasonably request. Acacia agrees to provide to Rosetta and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Rosetta shall afford Acacia and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (1) all of Rosetta's and its subsidiaries' properties, books, contracts, commitments and records, and (2) all other information concerning the business, properties and personnel of Rosetta as Acacia may reasonably request. Rosetta agrees to provide to Acacia and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                  (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Rosetta and Acacia shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                  (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, any indemnification obligation contained herein or the conditions to the obligations of the parties to consummate the Merger.

            5.4 CONFIDENTIALITY. The parties acknowledge that Rosetta and Acacia have previously executed a non-disclosure agreement, dated as of October 16, 1998 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

            5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Rosetta and Acacia shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

            5.6 ANCILLARY AGREEMENTS. Each of Acacia and Rosetta shall use all reasonable efforts to execute and deliver, or to cause to be executed and delivered by the appropriate parties the Ancillary Agreements (as defined in Section 6.3 below).

            5.7 BLUE SKY LAWS. Rosetta shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Rosetta Common Stock and Rosetta Series B Preferred Stock in connection with the Merger. Acacia shall use its best efforts to assist Rosetta as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Rosetta Common Stock and Rosetta Series B Preferred Stock in connection with the Merger.

            5.8 STOCKHOLDER APPROVAL.

                  (a) INFORMATION STATEMENT. As soon as practicable after the execution of this Agreement, each of Acacia and Rosetta will use its respective commercially reasonable efforts to prepare the Information Statement for the respective stockholders of Acacia and Rosetta to approve this Agreement, the Certificate of Merger and the transactions contemplated herein and therein. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Rosetta Common Stock and Rosetta Series B Preferred Stock to be received by the holders of Acacia Capital Stock in the Merger. Rosetta and Acacia shall each use its best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements.

                  (b) Each of Rosetta and Acacia agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The information supplied by each of Rosetta and Acacia for inclusion in the Information Statement shall not, at (i) the time the Information Statement is first mailed to the holders of capital stock of Acacia,
(ii) the time of the Acacia Stockholders' Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Acacia will promptly advise Rosetta, and Rosetta will promptly advise Acacia, in writing if at any time prior to the Effective Time either Acacia or Rosetta shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

                  (c) The Information Statement shall contain the unanimous recommendation of Acacia's board of directors that Acacia's stockholders approve the Merger and this Agreement and the conclusion of Acacia's board of directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Acacia. The Information Statement shall also contain the unanimous recommendation of Rosetta's board of directors that Rosetta's stockholders approve the Merger and this Agreement and the conclusion that the terms and conditions of the Merger are fair and reasonable to the stockholders of Rosetta. Anything to the contrary contained herein notwithstanding, neither Rosetta nor Acacia shall include in the Information Statement any information with respect to the other or its affiliates or associates, the form and content of which information shall not have been approved by the other prior to such inclusion.

            5.9 SPECIAL MEETING OF ACACIA STOCKHOLDERS. As promptly as practicable after the date hereof, Acacia shall take all actions necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene the Acacia Stockholders' Meeting for the purposes of voting upon the adoption of this Agreement, the Certificate of Merger and the transactions contemplated herein and therein. Acacia shall consult with Rosetta regarding the date of the such meeting and shall not postpone or adjourn (other than for the absence of a quorum) such meeting without the consent of Rosetta. Acacia shall use its best efforts to solicit from the stockholders of Acacia proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required under Delaware Law and its certificate of incorporation and bylaws to effect the Merger. As promptly as practicable after the date hereof, Rosetta shall take all actions necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to obtain approval of the Merger and this Agreement by its stockholders.

            5.10 BOARD OF DIRECTORS. As soon as practical after the Closing, Rosetta will cause its board of directors to consist of ten (10) members, Steve Friend, Steve Gillis, Peter Svenillson, John King, Chad Waite, Steve McKnight, Ruth Kunath, Lee Hood, Jasper Rine and Harvey Sadow.

            5.11 OPERATIONS. Within ten (10) days of the Effective Date, a Scientific Review Team (the "SRT"), consisting of Stewart Scherer, John Phillips and Elisabeth Schneiders from Acacia and Alan Blanchard, Roland Stoughton and Chris Roberts from Rosetta will be established to review the anticipated scientific approaches and synergies of Rosetta once the Merger has been completed. The SRT will provide a report to a Scientific Transition Team ("STT") consisting of Jasper Rine, Steve Friend and Lee Hartwell within thirty (30) days of the Closing. Mr. Friend will provide a report and the recommendations of the STT on scientific direction and personnel of Rosetta taking into account the effects of the Merger to Rosetta's board of directors within sixty (60) days of the Closing, for which all members of the STT will be invited and will have the opportunity to provide input. To the extent that the recommendation of the STT on any particular topic is not unanimous, dissenting views will have the opportunity to be presented to Rosetta's board of directors. Employees of Rosetta after the Merger will report to the team leaders and/or vice presidents of Rosetta or Acacia, as the case may be, that such employees report to prior to the Closing, pending any reorganization of Rosetta after the Merger, as determined by the board of directors and management of Rosetta. Immediately following the Merger and until such time as Rosetta's board of directors has decided otherwise, all team leaders, project directors and vice presidents of Rosetta will initially report to Rosetta's Chief Executive Officer. Rosetta's post-Merger organizational structure will be determined by Rosetta's board of directors, taking into account the presentation of the STT.

            5.12 ESCROW AGREEMENT. Rosetta and Acacia shall use their respective commercially reasonable efforts to execute and deliver, and cause the Escrow Agent and the Stockholders' Representative (as defined in Section 8 below) to execute and deliver, the Escrow Agreement (as defined below).

            5.13 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION; AMENDED AND RESTATED BYLAWS. Rosetta shall use its commercially reasonably efforts to duly adopt and approve, and cause its stockholders to duly adopt and approve, the Restated Certificate (as defined below) and the Restated Bylaws (as defined below) and once so adopted and approved, to file the Restated Certificate with the Secretary of State of the State of Delaware.

            5.14 BEST EFFORTS TO OBTAIN SIGNATURES TO CERTAIN AGREEMENTS. Acacia will use its best efforts to obtain and deliver to Rosetta on or before the Closing Date (a) signed Restated Rights Agreements (as defined below) from all holders of Acacia Preferred Stock and all holders of Acacia Common Stock, (b) signed Stockholders' Agreements (as defined below) from all holders of Acacia Common Stock and (c) signed Termination Agreements (as defined below) from all holders of Acacia Capital Stock and all holders of Acacia Warrants.

      6. CONDITIONS TO THE MERGER.

            6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated herein shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                  (a) ACACIA STOCKHOLDER APPROVAL. This Agreement shall have been duly approved and adopted, and the Merger shall have been duly approved, by the requisite vote under Delaware Law of the stockholders of Acacia.

                  (b) ROSETTA STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under Delaware Law of the stockholders of Rosetta.

                  (c) NO INJUNCTIONS OR RESTRAINTS; NO ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation (including applicable securities laws) or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable commercial efforts to have such injunction or other order lifted.

                  (d) GOVERNMENTAL APPROVAL. Rosetta, Acacia and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated herein under the Securities Act, the Exchange Act and any state securities laws except for such approvals, waivers and consents the failure to obtain which would not be reasonably expected to have a Material Adverse Effect on Acacia or Rosetta.

                  (e) TAX OPINIONS. Rosetta and Acacia shall have received written opinions of Rosetta's legal counsel and Acacia's legal counsel, respectively, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Rosetta, Merger Sub and Acacia and certain stockholders of Acacia.

                  6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACACIA. The obligations of Acacia to consummate and effect this Agreement and the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Acacia:

                  (a) AGREEMENTS AND COVENANTS. As of the Closing Date, Rosetta and Merger Sub shall not have breached any agreement or covenant required to be performed by Rosetta or Merger Sub pursuant to this Agreement, which breach would be reasonably likely to result in a Material Adverse Effect to Rosetta, and the respective Presidents of Rosetta and Merger Sub shall deliver to Acacia a certificate to such effect.

                  (b) CERTIFICATE OF SECRETARY OF ROSETTA AND MERGER SUB. Acacia shall have been provided with certificates executed by the Secretary or Assistant Secretary of Rosetta and Merger Sub, respectively, certifying:

                        (i) resolutions duly adopted by the respective boards of directors and the stockholders of Rosetta and Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated herein;

                        (ii) the certificate of incorporation and bylaws of Rosetta and Merger Sub, respectively, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                        (iii) the incumbency of the respective officers of Rosetta and Merger Sub executing this Agreement and all agreements and documents contemplated herein.

                  (c) LEGAL OPINION. Acacia shall have received a legal opinion from Venture Law Group, Rosetta's legal counsel, substantially in the form of EXHIBIT C hereto.

                  (d) GOOD STANDING. Acacia shall have received a certificate or certificates of the Secretary of State of the State of Delaware and any applicable franchise tax authority of such state, certifying as of a date no more than three (3) business days prior to the Effective Time that Merger Sub has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                  (e) EMPLOYMENT CONSULTING AGREEMENTS. Rosetta shall have executed and delivered to each of John Phillips and Julie Neumann (the "EXECUTIVE MANAGEMENT TEAM") employment agreements substantially in the form attached hereto as Exhibits D-1 and D-2, respectively (collectively, the "EXECUTIVE EMPLOYMENT AGREEMENTS") and Rosetta shall have executed and delivered to Bruce A. Cohen a consulting agreement substantially in the form attached hereto as EXHIBIT D-3 (the "COHEN CONSULTING AGREEMENT").

                  (f) AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. Rosetta shall have filed with the Secretary of State of the State of Delaware its amended and restated certificate of incorporation substantially in the form attached hereto as EXHIBIT E (the "RESTATED CERTIFICATE").

                  (g) AMENDED AND RESTATED BYLAWS. Rosetta and Rosetta's stockholders shall have duly adopted its amended and restated bylaws substantially in the form attached hereto as EXHIBIT F ( the "RESTATED BYLAWS").

                  (h) ESCROW AGREEMENT. Rosetta, Escrow Agent and the Stockholders' Representative (as defined in Section 8 below) shall have executed and delivered an Escrow Agreement substantially in the form attached here to as EXHIBIT G (the "ESCROW AGREEMENT").

            6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ROSETTA AND MERGER SUB. The obligations of Rosetta and Merger Sub to consummate and effect this Agreement and the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Rosetta:

                  (a) AGREEMENTS AND COVENANTS. As of the Closing Date, Acacia shall not have breached any agreement or covenant required to be performed by Acacia pursuant to this Agreement, which breach would be reasonably likely to result in a Material Adverse Effect to Acacia, and the President of Acacia shall deliver to Rosetta a certificate to such effect.

                  (b) CONVERSION OF PENNY LANE NOTE. That certain $1,000,000 Acacia Biosciences, Inc., Convertible Promissory Note, dated as of August 28, 1998, made by Acacia in favor of Penny Lane Partners L.P., (the "PENNY LANE NOTE") shall have been converted into shares of Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock Purchase Agreement by and between Acacia and Penny Lane Partners, L.P in substantially the form attached hereto on EXHIBIT N.

                  (c) CERTIFICATE OF SECRETARY OF ACACIA. Rosetta and Merger Sub shall have been provided with a certificate executed by the Secretary of Acacia certifying:

                        (i) resolutions duly adopted by the board of directors and the stockholders of Acacia authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated herein;

                        (ii) the certificate of incorporation and bylaws of Acacia, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                        (iii) the incumbency of the officers of Acacia executing this Agreement and all agreements and documents contemplated herein.

                  (d) LEGAL OPINION. Rosetta shall have received a legal opinion from Cooley Godward LLP, Acacia's legal counsel, in substantially the form of EXHIBIT H.

                  (e) MATERIAL CONSENTS. Rosetta shall have been furnished with evidence satisfactory to it that Acacia has obtained the Material Consents.

                  (f) RESIGNATION OF DIRECTORS AND OFFICERS. Rosetta shall have received letters of resignation from each of the directors and officers of Acacia in office immediately prior to the Closing Date, which resignations in each case shall be effective as of the Effective Time (collectively, the "RESIGNATION LETTERS").

                  (g) AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT. The holders of Acacia Preferred Stock and Acacia Common Stock identified on Schedule 6.3(g) hereto shall have executed and delivered to Rosetta the Amended and Restated Investors' Rights Agreement substantially in the form attached hereto as EXHIBIT I (the "RESTATED RIGHTS AGREEMENT").

                  (h) STOCKHOLDERS' AGREEMENT. The holders of Acacia's Common Stock identified on Schedule 6.3(h) hereto shall have executed and delivered to Rosetta the Stockholders' Agreement substantially in the form attached hereto as EXHIBIT J (the "STOCKHOLDERS' AGREEMENT").

                  (i) TERMINATION AGREEMENT. The holders of Acacia Capital Stock identified on Schedule 6.3(i) hereto and all holders of Acacia Warrants shall have executed and delivered to Rosetta the Termination Agreement, substantially in the form attached hereto as EXHIBIT K (the "TERMINATION AGREEMENT"), to terminate the rights as contemplated in the Termination Agreement.

                  (j) OPTION CANCELLATION AGREEMENTS. Each holder of Acacia Options shall have executed and delivered to Rosetta with respect to such Acacia Options an Option Cancellation Agreement substantially in the form attached hereto as EXHIBIT L (the "OPTION CANCELLATION AGREEMENTS").

                  (k) WARRANTS. Each holder of Acacia Warrants shall have (i) exercised in full such Acacia Warrant or (ii) executed and delivered to Rosetta with respect to such Acacia Warrants a Warrant Assumption Agreement substantially in the form attached hereto as EXHIBIT M (the "WARRANT ASSUMPTION AGREEMENTS").

                  (l) QUESTIONNAIRES. Acacia shall have received completed questionnaires (the "QUESTIONNAIRES") from holders of Acacia Capital Stock sufficient to establish the availability of the Rule 506 safe harbor exemption under Regulation D of the Securities Act with respect to the transactions contemplated in this Agreement.

                  (m) KEY EMPLOYEES. Each of Stewart Scherer, John Phillips, Julie Neumann, shall not have terminated his or her employment with Acacia and Jasper Rine shall not have terminated his position as a member of Acacia's Scientific Advisory Board.

                  (n) EMPLOYMENT CONSULTING AGREEMENTS. Each member of the Executive Management Team shall have executed and delivered to Rosetta the Executive Employment Agreements and Bruce A. Cohen shall have executed and delivered to Rosetta the Cohen Consulting Agreement:

                  (o) ESCROW AGREEMENT. Acacia, Escrow Agent and the Stockholders' Representative shall have executed and delivered the Escrow Agreement.

                  (p) QUALIFICATION UNDER REGULATION D. Each unaccredited Acacia stockholder (other than an Acacia stockholder who has indicated such stockholder will exercise dissenter's rights) shall have acknowledged and agreed in writing that such stockholder has been represented by a Purchaser Representative in considering the purchase of Rosetta Common Stock and Rosetta Series B Preferred Stock pursuant to this Agreement. Either (i) counsel to Rosetta shall be satisfied in its reasonable discretion that the requirements of the Rule 506 safe harbor exemption under Regulation D of the Securities Act have been satisfied with respect to the purchase of Rosetta Common Stock and Rosetta Series B Preferred Stock to be made pursuant to this Agreement or (ii) counsel to Acacia and counsel to Rosetta shall have agreed that the purchase of Rosetta Common Stock and Rosetta Series B Preferred Stock pursuant to this Agreement is otherwise exempt from the registration requirements of the Securities Act.

                  (q) MAXIMUM PERCENTAGE OF ACACIA STOCKHOLDERS EXERCISING DISSENTERS' RIGHTS. Holders of less than ten percent (10%) of Acacia Capital Stock issued and outstanding as of the Closing Date shall have exercised their dissenters' rights with respect to the Merger.

            Collectively, the Executive Employment Agreements, the Cohen Consulting Agreement, the Resignation Letters, the Restated Rights Agreement, the Stockholders' Agreement, the Termination Agreement, the Option Cancellation Agreements, the Warrant Assumption Agreements and the Questionnaires are referred to herein as the "ANCILLARY AGREEMENTS".

      7. TERMINATION, AMENDMENT AND WAIVER.

            7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the obtaining of requisite approvals of Acacia's stockholders or Rosetta's stockholders:

                  (a) by mutual written consent duly authorized by the respective boards of directors of Rosetta and Acacia;

                  (b) by either Rosetta or Acacia if the Merger shall not have been consummated by February 26, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                  (c) by either Rosetta or Acacia if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

                  (d) by either Rosetta or Acacia if the required approval of the stockholders of Acacia contemplated in this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Acacia stockholders' meeting duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Acacia where the failure to obtain Acacia stockholder approval shall have been caused by the action or failure to act of Acacia and such action or failure to act constitutes a breach by Acacia of this Agreement);

                  (e) by either Rosetta or Acacia if Rosetta fails to obtain the required approval of the stockholders of Rosetta as contemplated in this Agreement (provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Rosetta where the failure to obtain Rosetta stockholder approval shall have been caused by the action or failure to act of Rosetta and such action or failure to act constitutes a breach by Rosetta of this Agreement);

                  (f) by Rosetta or Acacia (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Acacia) if a Triggering Event (as defined below) shall have occurred;

                  (g) by Rosetta (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Acacia) if a Termination Event (as defined below) shall have occurred;

            For the purposes of this Agreement, a "TERMINATION EVENT" shall be deemed to occur if Acacia shall not have used commercially reasonable efforts to hold the Acacia Stockholders' Meeting as promptly as practicable and in any event within twenty-five (25) days after the date of this Agreement (unless an act by Rosetta, or Rosetta's failure to act, has prevented Acacia from holding the Acacia Stockholder's Meeting within such twenty-five (25) day period).

            For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if on or after the date of this Agreement: (i) Acacia's board of directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Rosetta its unanimous recommendation in favor of the adoption and approval of this Agreement or the approval of the Merger, (ii) Acacia shall have failed to include in the Information Statement the unanimous recommendation of Acacia's board of directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) Acacia's board of directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (iv) Acacia shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal or otherwise breached its obligations under Section 4.2 of this Agreement.

            7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in this Section 7.2, Section 7.3 and Section 9 (Miscellaneous), each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

            7.3 FEES AND EXPENSES; FURTHER EFFECTS OF TERMINATION.

                  (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

                  (b) PATENT LICENSE. In the event that this Agreement is terminated by Rosetta or Acacia, as applicable, pursuant to Section 7.1(a)-(g) above, Rosetta shall be entitled to receive the sub-license to U.S. Patent No. 5,777,888, immediate payment of the Promissory Notes (as such term is defined in that certain letter agreement, dated as of November 25, 1998 and as amended as of January 15, 1999, by and between Rosetta and Acacia (the "LETTER AGREEMENT")), and Acacia's covenant not to sue, all as set forth in Section 3(b) of the Letter Agreement and according to the procedures set forth in the third sentence of paragraph 4 of the Letter Agreement (the "REMEDIES"); PROVIDED, HOWEVER, that in the event that this Agreement is terminated pursuant to Section 7.1(a), (b), (c) or (e), the Promissory Notes will be canceled and will not be immediately due and payable upon execution of the definitive patent sublicense agreements as contemplated in the Letter Agreement and the Remedies. Acacia hereby acknowledges and agrees that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Rosetta would not enter into this Agreement. Accordingly if Acacia fails promptly to negotiate, document, execute and deliver the definitive patent sublicense agreements as contemplated in the Letter Agreement and the Remedies and, in order to obtain such definitive patent sublicense agreements, Rosetta commences a suit which results in a judgment against Acacia, Acacia shall pay to Rosetta its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

                  (c) Performance by Acacia of is obligations described in
Section 7.3(b) above shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

            7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Rosetta and Acacia.

            7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

      8. ESCROW AND INDEMNIFICATION.

            8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until the first anniversary of the Closing Date (the "ESCROW TERMINATION DATE"); PROVIDED, HOWEVER, that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of such claims.

            8.2 ESCROW FUND. As soon as practicable after the Effective Time,
(a) two hundred twenty-five thousand nine hundred fifteen (225,915) shares of Rosetta Common Stock, (b) one hundred thirty-eight thousand seven hundred thirty-five (138,735) shares of Rosetta Series B Preferred Stock and (c) thirty-eight thousand three hundred ninety-seven (38,397) of the Vested Replacement Options shall, without any act of any stockholder of Acacia, be registered in the name of, and be deposited with, Harris Trust (or other institution selected by Rosetta) as escrow agent (the "ESCROW AGENT"), such deposit to constitute the escrow fund (the "ESCROW FUND") and to be governed by the terms set forth herein and in the Escrow Agreement. In the event that an Indemnified Person (as defined below) incurs any Damages (as defined in below), the Escrow Fund shall be available to compensate the Indemnified Persons (as defined in Section 8.3(a) below) pursuant to the indemnification obligations of the stockholders of the Acacia pursuant to Section 8.3 and in accordance with the Escrow Agreement.

            8.3 INDEMNIFICATION.

                  (a) INDEMNIFIED DAMAGES. Subject to the limitations set forth in this Section 8, from and after the Effective Time, Acacia, Acacia's stockholders and Acacia's optionholders shall protect, defend, indemnify and hold harmless Rosetta and the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives and agents (Rosetta, Surviving Corporation and each of the foregoing persons or entities is hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "DAMAGES"), that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with (i) any claim, demand, action or cause of action alleging misrepresentation, breach of, inaccuracy or default in connection with, any of the representations, warranties, covenants or agreements of Acacia contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, which becomes known to Rosetta during the Escrow Period, (ii) any amounts payable to any member of the Executive Management Team as severance payments pursuant to the Executive Employment Agreements with Rosetta if such person has become employed by, or engaged as a consultant to, another entity prior to receipt of any such severance payment or (iii) the amount, if any, by which the Final Accounts Payable Balance exceeds Five Hundred Thousand Dollars ($500,000). Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Rosetta or the Surviving Corporation.

                  (b) EXCLUSIVE CONTRACTUAL REMEDY AND LIMITATIONS. Rosetta, Acacia, Acacia's stockholders and Acacia's optionholders each acknowledge that Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total consideration Rosetta would have agreed to pay in connection with the Merger. Resort to the Escrow Fund shall be the exclusive contractual remedy of Rosetta and Surviving Corporation for any Damages if the Merger is consummated. The maximum liability of any Acacia stockholder or Acacia optionholder for any breach of a representation, warranty or covenant of the Acacia shall be limited to the securities in the Escrow Fund (the "ESCROW SECURITIES") in which such holder has an interest that are held pursuant to the Escrow Agreement; PROVIDED, HOWEVER, that nothing herein shall limit the liability (i) of Acacia or any Acacia stockholder in connection with any breach by such stockholder of the Acacia Voting Agreements and (ii) of Acacia or any officer, director, stockholder or optionholder of Acacia for such entity's or person's willful breach, fraud or intentional misrepresentation.

            8.4 DAMAGES THRESHOLD. Notwithstanding the foregoing, Rosetta may not receive any amount of the Escrow Securities from the Escrow Fund unless and until a certificate signed by an officer of Rosetta (an "OFFICER'S CERTIFICATE") identifying Damages in the aggregate amount in excess of One Hundred Thousand Dollars ($100,000) (the "THRESHOLD") has been delivered to the Escrow Agent and such amount is determined pursuant to this Section 8 to be payable, in which case Rosetta shall receive Escrow Securities equal in value to the full amount of such Damages without deduction; PROVIDED, HOWEVER, that any Damages that any Indemnified Person incurs or reasonably anticipates incurring by reason of or in connection with clause (iii) of Section 8.3(a) shall not be subject to the Threshold and the Indemnified Person shall be entitled to receive dollar-for-dollar indemnification for any and such Damages. In determining the amount of any Damages attributable to a breach, insolvency or default, any materiality standard contained in a representation, warranty or covenant of Acacia shall be disregarded (it being understood and agreed by Acacia and Rosetta that any such materiality standard shall remain for purposes of determining the existence of any breach, insolvency or default).

            8.5 ESCROW PERIOD. Subject to the following requirements, the Escrow Fund shall remain in existence until the Escrow Termination Date (the "ESCROW PERIOD"). Upon the expiration of the Escrow Period and subject to Section 8.6, the Escrow Fund shall terminate with respect to all Escrow Securities; PROVIDED, HOWEVER, that the number of Escrow Securities, which, in the reasonable judgment of Rosetta, subject to the objection of the Stockholders' Representative (as defined in Section 8.8 below) and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any officer's certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved (the "RETAINED ESCROW SECURITIES"). As soon as all such claims have been resolved, the Escrow Agent shall deliver to the stockholders and optionholders of Acacia all Escrow Securities and other property remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Escrow Securities to the stockholders of Acacia pursuant to this
Section 8.5 and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

            8.6 DISTRIBUTIONS; VOTING.

                  (a) Any shares of Rosetta Common Stock or other equity securities issued or distributed by Rosetta (including shares issued upon a stock split) (collectively, "NEW SHARES") in respect of the Escrow Securities that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. When and if cash dividends on Escrow Securities in the Escrow Fund shall be declared and paid, they shall be retained in escrow pending final distribution of the Escrow Fund and will not be immediately distributed to the beneficial owners of the Escrow Securities. Such dividends will become part of the Escrow Fund and will be available to satisfy Damages. The beneficial owners of the Escrow Securities shall pay any taxes on such dividends.

                  (b) Each stockholder of Acacia shall have voting rights with respect to that number of Escrow shares contributed to the Escrow Fund on behalf of such stockholder (and on any voting securities added to the Escrow Fund in respect of such Escrow shares) so long as such Escrow shares or other voting securities are held in the Escrow Fund. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the stockholders of Acacia having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such stockholders. Rosetta shall show the Rosetta Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

            8.7 METHOD OF ASSERTING CLAIMS. All claims for indemnification by the Surviving Corporation or any other Indemnified Person pursuant to this
Section 8 shall be made in accordance with the provisions of the Escrow
Agreement.

            8.8 REPRESENTATIVE OF THE STOCKHOLDERS; POWER OF ATTORNEY. If the Merger is approved by the requisite stockholders, effective upon such vote, and without further act of any stockholder, Dennis Farrar shall be appointed as agent and attorney-in-fact (the "STOCKHOLDERS' REPRESENTATIVE") for each stockholder and optionholder of Acacia (except such stockholders, if any, as shall have perfected their appraisal rights under Delaware Law), for and on behalf of stockholders of Acacia, to give and receive notices and communications on behalf of Acacia stockholders, to enter into and perform the Escrow Agreement, to authorize delivery to Rosetta of Escrow Securities or other property from the Escrow Fund in satisfaction of claims by Rosetta or any other Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholders' Representative for the accomplishment of the foregoing. The Stockholders' Representative shall act by vote or written action or consent of a majority of the members of the Committee.

            8.9 ADJUSTMENT TO ESCROW. In the event that Rosetta pays out any amounts to holders of Dissenting Shares with respect to such shares, the Escrow Securities shall be automatically reduced by the number of Escrow Securities allocable to such Dissenting Shares. Upon certification by the Rosetta to the Escrow Agent of such event, the Escrow Securities and any New Shares with respect thereto allocable to such Dissenting Shares shall be promptly returned to Rosetta.

            8.10 INDEMNITY BY ROSETTA. Subsequent to the Effective Time, Rosetta agrees to indemnify and hold harmless the holders of the Acacia Capital Stock outstanding immediately prior to the Effective Time (the "ACACIA INDEMNITEES") from and against any Damages based upon, arising out of or otherwise in respect of any material breach of any representation, warranty or covenant of Rosetta contained herein or in any certificate delivered pursuant hereto, which breach becomes known to Acacia and is asserted in writing to Rosetta on or before the Escrow Termination Date, at which date this indemnification provision shall terminate, provided however that no such compensation shall be payable to the Acacia Indemnities unless and until the amount of all Damages to Acacia Indemnities exceeds One Hundred Thousand Dollars ($100,000) in the aggregate, whereupon compensation shall be payable for all such Damages without any deduction.

      9. GENERAL PROVISIONS.

            9.1 EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

            9.2 SURVIVAL OF WARRANTIES. The representations, warranties and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and (except to the extent that survival is necessary to effectuate the intent of such provisions) shall terminate on the first anniversary of the Effective Time of the Merger.

            9.3 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

                  (a)   if to Rosetta or Merger Sub, to:
                        Rosetta Inpharmatics, Inc.
                        12040 115th Ave. NE
                        Kirkland, WA  98034
                        Attention:  President
                        Facsimile No.: (425) 820-5757
                        Telephone No.: (425) 820-8900

                        with a copy to:

                        Venture Law Group
                        4750 Carillon Point
                        Kirkland, WA  98033
                        Attention:  William Ericson
                        Facsimile No.:  (425) 739-8750
                        Telephone No.:  (425) 739-8700

                  (b)   if to Acacia, to:
                        Acacia Biosciences, Inc.
                        4136 Lakeside Drive
                        Richmond, CA  94806
                        Attention:  President
                        Facsimile No.:  (510) 669-2334
                        Telephone No.:  (510) 669-2330
                        with a copy to:

                        Cooley Godward LLP
                        Five Palo Alto Square
                        3000 El Camino Real
                        Palo Alto, CA 94306-2155
                        Attention:  Matthew Hemington
                        Facsimile No.:  (650) 857-0663
                        Telephone No.:  (650) 843-5000

            9.4 INTERPRETATION.

                  (a) When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The phrase "MADE AVAILABLE" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "THE DATE OF THIS AGREEMENT," "THE DATE HEREOF," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 29, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (b) In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

                  (c) In this Agreement, any reference to a party's "KNOWLEDGE" means such party's actual knowledge after due and diligent inquiry of executive officers and directors and (i) with respect to Acacia, Matthew Ashby, Bruce Cohen, Julie Neumann, Stuart Scherer, John Phillips and Elizabeth Schnieders, and (ii) with respect to Rosetta, Steve Friend, John King, Dave Borges and Ed Yoshida.

            9.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

            9.6 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Acacia Schedules and the Rosetta Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

            9.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

            9.8 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            9.9 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of King County, Washington.

            9.10 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            9.11 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.11 shall be binding upon the parties and their respective successors and assigns.

            9.12 INJUNCTIVE RELIEF. Rosetta and Acacia hereby acknowledge and agree that money damages would be an insufficient remedy for any breach of this Agreement by either party hereto and that the parties will be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies will not be deemed to be the exclusive remedies for a breach by either party of this Agreement but will be in addition to all other remedies available at law or equity to the non-breaching party.

                            [Signature page follows.]

      Acacia, Rosetta and Merger Sub have executed this Agreement as of the date first written above.

                                    ACACIA:

                                    ACACIA BIOSCIENCES, INC.,
                                    a Delaware corporation

                                    By: /s/ Bruce A. Cohen
                                       ----------------------------------------
                                    Name:   Bruce A. Cohen
                                         --------------------------------------
                                                       (Print)
                                    Title: President and CEO
                                          -------------------------------------
                                    Address: 4136 Lakeside Drive
                                             Richmond, CA  94806


                                    ROSETTA:

                                    ROSETTA INPHARMATICS, INC.,
                                    a Delaware corporation

                                    By: /s/ Stephen H. Friend, M.D., Ph.D.
                                       ----------------------------------------
                                    Name: Stephen H. Friend, M.D., Ph.D.
                                         --------------------------------------
                                                       (Print)
                                    Title: President, CSO
                                          -------------------------------------
                                    Address: 12040 115th Ave. NE
                                             Kirkland, WA  98034


                                    MERGER SUB:

                                    ROSETTA ACQUISITION CORPORATION, a Delaware
                                    corporation By:

                                    By: /s/ John J. King, II
                                       ----------------------------------------
                                    Name: John J. King, II
                                         --------------------------------------
                                                       (Print)
                                    Title: President, CEO
                                          -------------------------------------
                                    Address:  c/o Rosetta Inpharmatics, Inc.
                                              12040 115th Ave. NE
                                              Kirkland, WA  98034

                                 Schedule 6.3(g)

         Parties to the Amended and Restated Investors' Rights Agreement

ACACIA PREFERRED STOCK

      Holders of at least a majority of the Acacia Series A Preferred Stock and a majority of the Acacia Series B Preferred Stock outstanding immediately prior to the Effective Time which holders shall include in each case, to the extent such party holds any such shares, Penny Lane Partners L.P. ("Penny Lane") and all transferees of Penny Lane after January 29, 1999 and each director of Acacia on January 29, 1999.

ACACIA COMMON STOCK

      Holders of at least a majority of the Acacia Common Stock held by the Acacia Common Holders (as defined in the Restated Rights Agreement) outstanding immediately prior to the Effective Time which holders shall include, to the extent such party holds any such shares, Penny Lane and all transferees of Penny Lane after January 29, 1999 and each director of Acacia on January 29, 1999.

                                 Schedule 6.3(h)

                     Parties to the Stockholders' Agreement

      Holders of at least a majority of the Acacia Common Stock outstanding immediately prior to the Effective Time (excluding any shares of Acacia Common Stock held, prior to the Effective Time, by holders who will be as of the Effective Time a party to the Restated Rights Agreement).

                                 Schedule 6.3(i)

                      Parties to the Termination Agreement

      Holders of at least a majority of the Acacia Common Stock, a majority of the Acacia Series A Preferred Stock and a majority of the Acacia Series B Preferred Stock outstanding immediately prior to the Effective Time which holders shall include in each case, to the extent such party holds any such shares, (i) Penny Lane Partners L.P. and all transferees of Penny Lane after January 29, 1999 and (ii) each director of Acacia as of January 29, 1999.